APPENDIX A
to the
DISTRIBUTION AGREEMENT
Dated May 26, 2015 between
PACER FUNDS TRUST
and
PACER FINANCIAL, INC.

    As Amended December 10, 2018

LIST OF PORTFOLIOS

Pacer Trendpilot® US Large Cap ETF
Pacer Trendpilot® US Mid Cap ETF
Pacer Trendpilot® 100 ETF
Pacer Trendpilot® European Index ETF
Pacer Autopilot Hedged European Index ETF
Pacer US Export Leaders ETF
Pacer International Export Leaders ETF
Pacer Global Cash Cows Dividend ETF
Pacer US Cash Cows 100 ETF
Pacer Developed Markets International Cash Cows 100 ETF
Pacer US Small Cap Cash Cows 100 ETF
Pacer WealthShield ETF
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF
Pacer Benchmark Office Real Estate SCTR℠ ETF
Pacer Benchmark Retail Real Estate SCTR℠ ETF
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF
Pacer Benchmark Industrial Real Estate SCTR℠ ETF
Pacer Benchmark Net Lease Real Estate SCTR℠ ETF
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF
Pacer Military Times Best for Vets℠ Equity ETF
Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF
Pacer CFRA-Stovall Seasonal Rotation Global Index ETF
Pacer CFRA-Stovall Seasonal Rotation Index ETF
Pacer CFRA-Stovall Seasonal Rotation Small Cap ETF
Pacer Trendpilot® International ETF
Pacer Trendpilot® Fund of Funds ETF
Pacer US Cash Cows Growth ETF
Pacer Cash Cows Fund of Funds ETF
Pacer Emerging Markets Cash Cows 100 ETF

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf  by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER FINANCIAL, INC.
By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson
Name: Joe M. Thomson	Name: Joe M. Thomson
Title: President and Chairman	Title: President